CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 55 to the Registration Statement on Form N-4 (No. 333-143195) (the “Registration Statement”) of our report dated April 2, 2021 relating to the financial statements of Allianz Life Insurance Company of New York and consent to the use in the Registration Statement of our report dated March 29, 2021 relating to the financial statements of each of the subaccounts of Allianz Life of NY Variable Account C of Allianz Life Insurance Company of New York indicated in our report. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, MN
April 26, 2021